Exhibit 99.1

Investor Contact:       Valda Colbart, 419-784-2759, rfcinv@rurban.net

RURBAN FINANCIAL CORP. REPORTS CONSISTENT FIRST QUARTER 2009 EARNINGS

DEFIANCE, Ohio, April 15, 2009 — Rurban Financial Corp. (NASDAQ: RBNF), a leading provider of full-service community banking, investment management, trust services and bank data and item processing, reported first quarter 2009 earnings of $1.10 million, or $0.23 per diluted share, compared to the $1.11 million, or $0.22 per diluted share, reported in first quarter 2008.  The earnings reflected additional reserve building of $300 thousand and a write-down of mortgage servicing rights of $150 thousand due to declining interest rates.

Rurban’s on-going investments in its franchise will continue to mature during 2009 and are projected to continue to bring added value to the bottom line. These initiatives include the acquisition of National Bank of Montpelier (“NBM”), recruitment of a Toledo Regional President, and expanding our Columbus Loan Production Office to include an experienced Mortgage Banking team. The investment costs for these initiatives, coupled with a very difficult banking environment requiring additional reserves, are the underlying factors for the flat quarterly earnings in comparison to the year-ago quarter.

“We are pleased we were able to report consistent earnings despite an increase in our provision for loan losses as compared to the year-ago quarter,” commented Kenneth A. Joyce, President and CEO of Rurban Financial Corp.

“In the current environment of deteriorating economic conditions, we took a prudent and appropriate $300 thousand of additional provision for loan losses, compared to the year-ago quarter, for a total of $495 thousand. We experienced an increase in our non-performing assets of 37 basis points compared to the year-ago quarter and 59 basis points to our linked quarter totals. Approximately 22 percent of the increase in non-performers was due to the NBM acquisition as we aggressively classified these loans. This did not increase our reserves for the current quarter, as we addressed setting appropriate reserves at the time of the acquisition.  The increase in the reserve was primarily due to a large commercial credit going past due ninety days, and our election to reserve for potential losses on this credit. Our experience has shown that using conservative lending practices and collateral positioning ultimately yields relatively minor net charge-offs. Despite the economic challenges faced by all community banks as unemployment grows and local businesses are affected, we believe we continue to be well-positioned for the current economic environment and the opportunities going forward,” stated Mr. Joyce.

Highlights of Rurban’s consolidated 2009 first quarter performance include:

•
Successful integration of our recent acquisition of NBM with approximately $1.0 million in expense savings on an annualized basis since the merger date from a total expense base of $3.0 million. Also in connection with the merger, State Bank has announced the closure of two banking centers, one each in Montpelier and Ney, Ohio, which will occur by the end of the second quarter, further improving the profitability of this acquisition.

•
Emphasis on building mortgage loan production was rewarded as loan production was $67.0 million during the quarter compared to $18.0 million from the year-ago quarter. With few exceptions, these loans were sold into the secondary market with servicing retained.  The result is an increased mortgage loan servicing portfolio that now totals $122.0 million. This retention of mortgage servicing rights is building an on-going revenue stream into the future, although adding some earnings volatility due to the process of quarterly receiving a valuation of the value of mortgage servicing rights.

•
The State Bank and Trust Company has experienced strong core deposits growth as transaction accounts have grown by $12.8 million, or 5.3 percent, from the year-end balances. This growth is a reflection of customer confidence in Rurban’s stability during a difficult banking environment and the success of our marketing programs. Part of that growth is the positive public perception resulting from not needing, or requesting, the TARP funds.

•
RDSI continued to build franchise value during the first quarter.  The first quarter of 2009 net income was $768 thousand, compared with $800 thousand in the 2008 first quarter and $715 thousand for the linked quarter. Last year’s first quarter contained a significant one-time termination fee.

The following chart and narrative reflect the combined results of Rurban across both of its business segments, banking and data / item processing:

CONSOLIDATED – FIRST QUARTER RESULTS
(Dollars in thousands except per share data)

Earnings:	1Q 2009	4Q 2008	1Q 2008
Net interest income	$5,016	$4,830	$3,817
Non-interest income	7,448	6,755	7,516
Revenue	12,464	11,585	11,333
Provision (credit) for loan losses	495	138	192
Non-interest expense	10,475	9,566	9,601
Net income	1,104	1,328	1,109
Diluted EPS	$0.23	$0.27	$0.22

Net interest income increased to $5.0 million for the quarter, compared to $3.8 million for the first quarter of 2008. This 31.4 percent increase is due primarily to the acquisition of the five banking centers in Williams County coupled with a 48 basis point improvement in State Bank’s net interest margin for the year-over-year period. Further margin improvement appears possible, as during the first quarter the banking segment was provided with excess liquidity from two sources. Excess cash remained from the December, 2008 acquisition and an unprecedented increase in customer deposits from external sources. Throughout the first quarter, management invested approximately $32.9 million of these funds into higher-yielding investment securities at a spread comparable to the average bank net interest margin and the impact of that investment will be fully realized in the second quarter.

Non-interest income was essentially flat at $7.45 million for 2009 compared to $7.52 million for 2008 resulting from a number of offsetting items.  Mortgage Banking revenue increased by $803 thousand (an increase of loan production from $18 million to $67 million), but this increase was partially offset by declines in trust fees of $271 thousand and Data Processing fees of $292 thousand. The reductions in trust fees were due to the decline in the equity market valuations. The Data Processing revenue decrease was partially due to de-conversion fees included within the first quarter of 2008 which totaled $150 thousand. The 2008 first quarter also included one-time income items resulting from the VISA IPO offering of $132 thousand and recoveries of $197 thousand on WorldCom bonds.

Non-interest expense for the year-over-year first quarter increased $874 thousand, or 9.10 percent. As previously mentioned, the growth initiatives detailed above were the primary drivers.  The NBM acquisition’s normal operating expenses contributed approximately $488 thousand of this increase.  Also, during the quarter the company recorded $150 thousand in impairment charges on mortgage servicing rights associated with the company’s serviced loan portfolio resulting from the decline in mortgage interest rates. Incentive payments on mortgage banking activities also increased by $265 thousand for the current quarter compared to the year-ago first quarter, as a result of the increase in mortgage banking production.

CONSOLIDATED BALANCE SHEET

Total assets were $665.8 million on March 31, 2009, up $94.1 million from 12 months ago and up $8.2 million, or an annualized 5.0 percent, from the linked quarter.  Net loans were $434.1 million at March 31, 2009, up $42.1 million from twelve months ago and down $16.1 million, or 3.6 percent, from December 31, 2008. Total deposits were $487.6 million at March 31, 2009, up $70.9 million from twelve months ago and up $3.41 million, or 0.70 percent, from December 31, 2008. Total available for sale securities increased by $25.3 million to $127.9 million at March 31, 2009 compared to the year-end balance of $102.6 million. Total shareholder’s equity increased to $63.6 million at March 31, 2009, compared to $59.9 million at March 31, 2008 and $61.7 million at December 31, 2008.

BANK OPERATING RESULTS

The Banking Segment reported earnings of $863 thousand for the first quarter of 2009, compared to $917 thousand for the first quarter of 2008. The current quarter’s one-time charges were somewhat offset by the additional earnings from the recent acquisition and the improvement in Mortgage Banking earnings.

Mr. Joyce further commented, “It is pleasing to see a report of consistent earnings within our banking segment, despite having recorded a larger than normal provision for loan losses and mortgage servicing rights impairment charges. Our banking model continues improving as we integrate the recent acquisition and expect further improvement from closing two associated banking centers during the second quarter. As we have stated previously in press releases, we would expect to realize the full benefits of the efficiencies within this acquisition by the third quarter of 2009. These incremental earnings may be an offset to the challenges we are facing within the banking industry, including our trust division, as equity balances decline. We expect to continue to build our deposit balances in 2009 in our various markets, and maintain tight control on expenses and aggressively address any asset quality issues.”

Total loans were $434.1 million at March 31, 2009, down $16.1 million from year-end levels. We received approximately $8.3 million in pay-offs during the first quarter from mortgages refinancing out of our residential loan portfolio. We also had several large pay downs and pay-offs of commercial credits where the borrower was deleveraging, or sold a portion of their company. The overall yield on our loan portfolio has declined to 6.20 percent compared to 7.04 percent for the year-ago quarter, but by aggressive margin management, we have significantly increased net interest income.

Total deposits at March 31, 2009 were $487.6 million compared to $484.2 million at December 31, 2008 and $416.7 million for the year-ago quarter-end. The cost of deposits dropped to 1.56 percent for the first quarter 2009, compared to the year-ago quarter cost of 2.97 percent. Rurban’s deposit mix continues to shift toward core transaction deposits (DDA, NOW, SAV & MMA), which accounted for 52.2 percent of total deposits for first quarter 2009, compared with 47.6 percent for the year-ago first quarter.

“Maintaining this reduction in funding costs remains key to future profitability as some of our earning assets price downward, as a result of the rate cuts implemented in late 2008. However, we have not fully realized our aggressive repricing of deposit products initiated during the first quarter in response to general rate reductions. This will have a positive influence on our margin as we leverage this low cost money into higher yielding loans. Our loan production remains consistent, although we have certainly become more cautious in our lending practices. We believe that we manage our asset/liability process prudently and proactively. For example, we are now moving to become more “asset sensitive” in anticipation of rising rates over the next twelve to eighteen months. We have also maintained adequate liquidity from our acquisition and core deposit growth to fund our loan growth for the near future,” continued Mr. Joyce.

ASSET QUALITY

Provision for Loan Losses was $495 thousand in the first quarter of 2009, compared to $192 thousand in the first quarter of 2008 and $138 thousand for the linked quarter. For the first quarter of 2009, net charge-offs totaled $167 thousand, or 0.15 percent of average loans on an annualized basis, compared to $166 thousand, or 0.17 percent of average loans for the year-ago quarter. Non-performing assets increased to 1.59 percent of assets, versus 1.22 percent for the year-ago quarter and 1.00 percent for year-end. Our reserve for loan losses increased to 1.23 percent of loans, compared to 1.02 percent for the year-ago quarter and 1.12 percent for year-end. The following chart and narrative summarizes the asset quality picture:

(Dollars in thousands except percent data)

ASSET QUALITY	1Q 2009	4Q 2008	1Q 2008

Net charge-offs	$167	$280	$166

Net charge-offs to avg. loans (Annualized)	0.15%	0.27%	0.17%

Non-performing loans	$9,163	$5,178	$5,305

OREO + OAO	$1,426	$1,409	$1,662

Non-performing assets (NPA’s)	$10,589	$6,587	$6,967

NPA / Total assets	1.59%	1.00%	1.22%

Allowance for loan losses	$5,349	$5,020	$4,016

Allowance for loan losses / Loans	1.23%	1.12%	1.02%

Non-performing assets (loans + OREO + OAO=NPA) were $10.6 million, or 1.59 percent, of total assets at March 31, 2009, an increase of $3.6 million from a year-ago and $4.00 million from the linked quarter. The acquisition of NBM has increased non-performing assets, adding 28 basis points to our ratio compared to the linked quarter. We have been aggressive in classifying and collecting these problem loans. It will take a year to work these problem loans through the pipeline and either get the borrowers onto a timely payment methodology, or collect the loans through more aggressive action. We also had a $1.8 million loan go ninety days past due and we moved it into non-performing status. We aggressively reserved what we see as the potential loss for this credit during the first quarter, although some recovery on this loan is certainly possible. In addition to the above mentioned non-performers, management was very proactive in reaching out to customers to restructure loans. During the first quarter, approximately $6.8 million in loans were restructured and are currently paying under the new terms.

The economic challenges facing the banking industry are increasing, as evidenced by the number of established customers who are struggling to make their payments. We believe that any resultant losses associated with our identified non-performing assets is covered by our current allowance; however, until there is general improvement in the economy, we will continue to see stress on our loan portfolio. We believe our underwriting and collateral positioning will result in relatively minor losses well covered by our reserve. The Company has very successfully managed through a difficult 2008, but we are not insulated from the economic factors facing the financial industry in 2009, and an economic recovery is critical to our industry, as is true of all industries.

RDSI OPERATING RESULTS

Revenue for the Data and Item Processing Segment was $5.3 million, down $258 thousand, or 4.6 percent, below the $5.6 million reported for first quarter of 2008. A portion of this decrease was due to $150 thousand of one-time, de-conversion fees received in the year-ago quarter. The decline in revenues represents continuing pressure on pricing and declining account volumes among most banks because the banking environment continues to be challenged. Responding to these declines in revenue, RDSI has reacted by decreasing its operating expenses. Operating expenses totaled $4.2 million in the first quarter of 2009, compared to $4.4 in the year-ago quarter, reflecting a $209 thousand, or 4.8 percent, decrease.

Net Income for the first quarter was $768 thousand, compared to $800 thousand for the year-ago first quarter and $715 thousand for the linked quarter. RDSI has been able to maintain its profit margins by the introduction of new products and cost controls during this period of economic shrinkage. “RDSI experienced solid growth in 2008, and we continue to have strong sales, as six bank conversions have been completed, or are scheduled for the remainder of 2009. We also have a strong pipeline of prospects, but this will be a challenging year, as we expect to have offsetting client losses as banks seek to lower their costs and the game of musical chairs is being played. Offsetting our projected new business is the loss of our largest client bank in the fourth quarter of this year. We remain optimistic, in recognition that the current economic conditions will also challenge RDSI; however, we are positioning RDSI for a strong recovery on the other side of this economic downturn,” said Mr. Joyce.

Mr. Joyce concluded, “We believe that our consistent earnings are reflective of our prudent standards and our commitment to high quality lending practices.  We are confident of our position for future growth and we look forward to overcoming any challenges that may present themselves.”

ABOUT RURBAN FINANCIAL CORP.

Rurban Financial Corp. is a publicly-held financial services holding company based in Defiance, Ohio.  Rurban’s wholly-owned subsidiaries are The State Bank and Trust Company, including Reliance Financial Services and RDSI Banking Systems (RDSI), including DCM.  The State Bank and Trust Company offers financial services through its 22 banking centers in Allen, Defiance, Fulton, Lucas, Paulding, Williams and Wood Counties, Ohio and Allen County, Indiana and a Loan Production Office in Franklin County, Ohio.  Reliance Financial Services, a division of the Bank, offers a diversified array of trust and financial services to customers throughout the Midwest.  RDSI and DCM provide data and item processing services to community banks in Arkansas, Florida, Illinois, Indiana, Kansas, Michigan, Missouri, Nebraska, Nevada, Ohio and Wisconsin.  Rurban’s common stock is quoted on the NASDAQ Global Market under the symbol RBNF.  The Company currently has 10,000,000 shares of stock authorized and 4,870,573 shares outstanding.  The Company's website is http://www.rurbanfinancial.net.

FORWARD-LOOKING STATEMENTS
Certain statements within this document, which are not statements of historical fact, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve risks and uncertainties and actual results may differ materially from those predicted by the forward-looking statements.  These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in the national and regional banking, insurance and mortgage industries, competitive factors specific to markets in which Rurban and its subsidiaries operate, future interest rate levels, legislative and regulatory actions, capital market conditions, general economic conditions, geopolitical events, the loss of key personnel and other factors.

Forward-looking statements speak only as of the date on which they are made, and Rurban undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, except as required by law.  All subsequent written and oral forward-looking statements attributable to Rurban or any person acting on our behalf are qualified by these cautionary statements.

RURBAN FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS
March 31, 2009 and December 31, 2008 and March 31, 2008

	March	December	March
	2009	2008	2008
	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$14,814,685	$18,059,532	$15,758,593
Federal funds sold	8,200,000	10,000,000	6,400,000
Cash and cash equivalents	23,014,685	28,059,532	22,158,593
Available-for-sale securities	127,879,529	102,606,475	94,378,377
Loans held for sale	9,095,776	3,824,499	2,464,643
Loans, net of unearned income	434,051,854	450,111,653	391,962,691
Allowance for loan losses	(5,348,952)	(5,020,197)	(4,016,230)
Premises and equipment, net	17,159,167	17,621,262	15,180,760
Purchased software	5,741,678	5,867,395	4,149,202
Federal Reserve and Federal Home Loan Bank Stock	3,544,100	4,244,100	4,062,100
Foreclosed assets held for sale, net	1,393,155	1,384,335	1,572,644
Accrued interest receivable	2,864,190	2,964,663	2,752,252
Goodwill	21,414,790	21,414,790	13,940,618
Core deposits and other intangibles	5,614,025	5,835,936	4,961,846
Cash value of life insurance	12,734,983	12,625,015	12,276,003
Other assets	6,653,626	6,079,451	5,889,849

Total assets	$665,812,606	$657,618,909	$571,733,348

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Non interest bearing demand	$49,968,772	$52,242,626	$41,748,793
Interest bearing NOW	77,058,528	73,123,095	59,547,916
Savings	37,150,700	34,313,586	24,289,198
Money Market	90,318,191	82,025,074	72,676,846
Time Deposits	233,137,761	242,516,203	218,449,515
Total deposits	487,633,952	484,220,584	416,712,268
Notes payable	2,500,000	1,000,000	817,584
Advances from Federal Home Loan Bank	36,059,017	36,646,854	23,000,000
Repurchase Agreements	47,894,843	43,425,978	43,536,570
Trust preferred securities	20,620,000	20,620,000	20,620,000
Accrued interest payable	1,724,525	1,965,842	2,481,629
Other liabilities	5,759,759	8,077,647	4,694,986

Total liabilities	602,192,096	595,956,905	511,863,037

Shareholders' Equity
Common stock	12,568,583	12,568,583	12,568,583
Additional paid-in capital	15,072,847	15,042,781	14,944,315
Retained earnings	36,449,912	35,785,317	32,956,244
Accumulated other comprehensive income (loss)	1,222,435	(121,657)	432,429
Treasury stock	(1,693,267)	(1,613,020)	(1,031,260)

Total shareholders' equity	63,620,510	61,662,004	59,870,311

Total liabilities and shareholders' equity	$665,812,606	$657,618,909	$571,733,348

RURBAN FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

	First Quarter	First Quarter
	2009	2008
Interest income
Loans
Taxable	$6,814,633	$6,808,196
Tax-exempt	25,457	21,350
Securities
Taxable	1,079,497	1,039,894
Tax-exempt	227,884	158,367
Other	132	97,409
Total interest income	8,147,603	8,125,216

Interest expense
Deposits	1,898,304	3,091,902
Other borrowings	14,392	17,506
Retail Repurchase Agreements	427,487	460,552
Federal Home Loan Bank advances	392,572	302,336
Trust preferred securities	398,985	435,704
Total interest expense	3,131,740	4,308,000

Net interest income	5,015,863	3,817,216

Provision for loan losses	495,142	192,218

Net interest income after provision
for loan losses	4,520,721	3,624,998

Non-interest income
Data service fees	4,972,549	5,264,565
Trust fees	583,623	855,107
Customer service fees	574,699	586,207
Net gain on sales of loans	1,078,047	274,603
Net realized gain on sales of securities	53,807	-
Net proceeds from VISA IPO	-	132,106
Investment securities recoveries	-	197,487
Loan servicing fees	67,873	62,940
Gain (loss) on sale of assets	(58,655)	(71,032)
Other income	175,562	213,530
Total non-interest income	7,447,505	7,515,513

Non-interest expense
Salaries and employee benefits	4,924,122	4,438,764
Net occupancy expense	672,401	566,016
Equipment expense	1,613,393	1,567,637
Data processing fees	135,736	96,567
Professional fees	498,055	570,687
Marketing expense	188,746	181,747
Printing and office supplies	214,542	186,052
Telephone and communication	406,393	421,929
Postage and delivery expense	609,022	602,634
State, local and other taxes	232,896	180,768
Employee expense	259,938	230,611
Other expenses	719,780	557,948
Total non-interest expense	10,475,024	9,601,360

Income before income tax expense	1,493,202	1,539,151
Income tax expense	389,649	429,795

Net income	$1,103,553	$1,109,356

Earnings per common share:
Basic	$0.23	$0.22
Diluted	$0.23	$0.22

RURBAN FINANCIAL CORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
(dollars in thousands except per share data)	2009	2008	2008	2008	2008

EARNINGS
Net interest income	$5,016	$4,830	$4,448	$4,432	$3,817
Provision for loan loss	$495	$138	$146	$213	$192
Non-interest income	$7,448	$6,755	$6,989	$6,801	$7,516
Revenue (net interest income plus non-interest income)	$12,464	$11,585	$11,437	$11,233	$11,333
Non-interest expense	$10,475	$9,566	$9,279	$9,111	$9,601
Net income	$1,104	$1,328	$1,424	$1,356	$1,109

PER SHARE DATA
Basic earnings per share	$0.23	$0.27	$0.29	$0.28	$0.22
Diluted earnings per share	$0.23	$0.27	$0.29	$0.28	$0.22
Book value per share	$13.06	$12.63	$12.25	$12.08	$12.11
Tangible book value per share	$7.24	$7.06	$8.65	$8.41	$8.10
Cash dividend per share	$0.09	$0.09	$0.09	$0.08	$0.08

PERFORMANCE RATIOS
Return on average assets	0.66%	0.88%	0.99%	0.94%	0.78%
Return on average equity	7.04%	8.75%	9.54%	9.09%	7.50%
Net interest margin (tax equivalent)	3.67%	3.83%	3.56%	3.55%	3.26%
Net interest margin (Bank Only)	3.93%	4.06%	3.84%	3.83%	3.45%
Non-interest expense / Average assets	6.29%	6.31%	6.44%	6.29%	6.77%
Efficiency Ratio - bank (non-GAAP)	77.41%	73.15%	71.13%	69.85%	75.90%

MARKET DATA PER SHARE
Market value per share -- Period end	$7.90	$7.60	$9.00	$9.52	$10.24
Market as a % of book	60%	60%	73%	79%	85%
Cash dividend yield	4.56%	4.74%	4.00%	3.36%	3.13%
Period-end common shares outstanding (000)	4,871	4,881	4,906	4,914	4,942
Common stock market capitalization ($000)	$38,484	$37,099	$44,154	$46,781	$50,605

CAPITAL & LIQUIDITY
Equity to assets	9.6%	9.4%	10.3%	10.3%	10.5%
Period-end tangible equity to tangible assets	5.5%	6.6%	7.5%	7.4%	7.2%
Total risk-based capital ratio (Estimate)	13.5%	14.2%	16.2%	15.7%	15.8%

ASSET QUALITY
Net charge-offs / (Recoveries)	$167	$280	$336	$(18)	$166
Net loan charge-offs (Ann.) / Average loans	0.15%	0.27%	0.33%	(0.02)%	0.17%
Non-performing loans	$9,163	$5,178	$4,659	$5,141	$5,305
OREO / OAOs	$1,426	$1,409	$1,611	$1,566	$1,662
Non-performing assets	$10,589	$6,587	$6,270	$6,707	$6,967
Non-performing assets / Total assets	1.59%	1.00%	1.07%	1.16%	1.22%
Allowance for loan losses / Total loans	1.23%	1.12%	1.01%	1.04%	1.02%
Allowance for loan losses / Non-performing Assets	50.5%	76.2%	64.7%	63.3%	57.6%

END OF PERIOD BALANCES
Total loans, net of unearned income	$434,052	$450,112	$399,910	$404,435	$391,963
Allowance for loan loss	$5,349	$5,020	$4,057	$4,247	$4,016
Total assets	$665,813	$657,619	$585,022	$576,513	$571,733
Deposits	$487,634	$484,221	$406,454	$402,558	$416,712
Stockholders' equity	$63,621	$61,662	$60,117	$59,362	$59,870
Full-time equivalent employees	306	306	271	273	272

AVERAGE BALANCES
Loans	$448,271	$412,222	$401,790	$404,756	$389,917
Total earning assets	$561,566	$518,707	$506,760	$510,521	$498,731
Total assets	$666,292	$606,655	$576,774	$579,004	$567,129
Deposits	$490,526	$431,076	$403,064	$412,080	$412,424
Stockholders' equity	$62,692	$60,686	$59,717	$59,671	$59,149

Rurban Financial Corp.
Segment Reporting
First Quarter Ended March 31, 2009
($ in Thousands)

Income Statement Measures	Total Banking	Data Processing	Parent Company and Other	Elimination Entries	Rurban Financial Corp.
Interest Income	$8,159	$-	$-	$(11)	$8,148

Interest Expense	2,719	25	399	(11)	$3,132

Net Interest Income	5,440	(25)	(399)	-	$5,016

Provision For Loan Loss	495	-	-		$495

Non-interest Income	2,502	5,373	400	(827)	$7,448

Non-interest Expense	6,309	4,185	808	(827)	$10,475

Net Income QTD	$863	$768	$(527)	$-	$1,104

Performance Measures
Average Assets -QTD	$645,365	$20,256	$85,313	$(84,642)	$666,292

ROAA	0.53%	15.17%	-	-	0.66%

Average Equity - QTD	$66,532	$14,529	$62,692	$(81,061)	$62,692

ROAE	5.19%	21.14%	-	-	7.04%

Efficiency Ratio - %	77.41%	-	-	-	82.42%

Average Loans - QTD	$449,426	$-	$-	$(1,155)	$448,271

Average Deposits - QTD	$492,951	$-	$-	$(2,425)	$490,526

Rurban Financial Corp.
Proforma Performance Measurement
Quarterly Comparison - First Quarter 2009
($ in Thousands)

	Total Banking	Data Processing	Parent Company and Other	Elimination Entries	Rurban Financial Corp.
Revenue
1Q09	$7,942	$5,348	$1	$(827)	$12,464
4Q08	$7,007	$5,381	$(18)	$(785)	$11,585
3Q08	$6,877	$5,294	$5	$(738)	$11,438
2Q08	$6,729	$5,285	$(15)	$(766)	$11,233
1Q08	$6,464	$5,606	$(27)	$(710)	$11,333
1st Quarter Comparison	$1,478	$(258)	$28	$-	$1,131

Non-interest Expenses
1Q09	$6,309	$4,185	$808	$(827)	$10,475
4Q08	$5,254	$4,299	$798	$(785)	$9,566
3Q08	$5,003	$4,286	$728	$(738)	$9,279
2Q08	$4,812	$4,316	$748	$(766)	$9,110
1Q08	$5,018	$4,394	$899	$(710)	$9,601
1st Quarter Comparison	$1,240	$(209)	$(63)	$-	$851

Net Income
1Q09	$863	$768	$(527)	$-	$1,104
4Q08	$1,146	$715	$(533)	$-	$1,328
3Q08	$1,233	$664	$(473)	$-	$1,424
2Q08	$1,217	$640	$(501)	$-	$1,356
1Q08	$917	$800	$(608)	$-	$1,109
1st Quarter Comparison	$(54)	$(32)	$81	$-	$(5)

Average Assets
1Q09	$645,365	$20,256	$85,313	$(84,642)	$666,292
4Q08	$596,469	$19,804	$82,775	$(92,393)	$606,655
3Q08	$557,306	$20,344	$81,707	$(82,583)	$576,774
2Q08	$560,223	$20,214	$81,579	$(83,011)	$579,004
1Q08	$547,502	$20,103	$81,297	$(81,773)	$567,129
1st Quarter Comparison	$97,863	$153	$4,016	$-	$99,163

ROAA
1Q09	0.53%	15.17%	-	-	0.66%
4Q08	0.77%	14.44%	-	-	0.88%
3Q08	0.88%	13.06%	-	-	0.99%
2Q08	0.87%	12.66%	-	-	0.94%
1Q08	0.67%	15.92%	-	-	0.78%
1st Quarter Comparison	(0.14)%	(0.75)%	-	-	(0.12)%

Average Equity
1Q09	$66,532	$14,529	$62,692	$(81,061)	$62,692
4Q08	$63,224	$15,816	$60,686	$(79,040)	$60,686
3Q08	$59,899	$16,063	$59,717	$(75,962)	$59,717
2Q08	$59,395	$15,861	$59,671	$(75,256)	$59,671
1Q08	$59,044	$15,282	$59,149	$(74,326)	$59,149
1st Quarter Comparison	$7,488	$(753)	$3,543	$-	$3,543

ROAE
1Q09	5.19%	21.14%	-	-	7.04%
4Q08	7.25%	18.08%	-	-	8.75%
3Q08	8.23%	16.53%	-	-	9.54%
2Q08	8.20%	16.14%	-	-	9.09%
1Q08	6.21%	20.94%	-	-	7.50%
1st Quarter Comparison	(1.02)%	0.20%	-	-	(0.46)%

Efficiency Ratio
1Q09	77.41%	77.48%	-	-	82.24%
4Q08	73.15%	73.15%	-	-	80.92%
3Q08	71.13%	79.79%	-	-	79.60%
2Q08	69.85%	80.50%	-	-	79.56%
1Q08	75.90%	77.28%	-	-	83.19%
1st Quarter Comparison	1.51%	0.20%	-	-	(0.95)%